Exhibits 5 and 23.1



               [WILLIAMS, MULLEN, CHRISTIAN & DOBBINS LETTERHEAD]



                                February 9, 1998



Board of Directors
Universal Corporation
1501 North Hamilton Street
Richmond, Virginia  23260

Gentlemen:

         We have reviewed the registration statement on Form S-3 (the "Registration Statement") to be filed by Universal Corporation, a Virginia corporation (the "Company"), with the Securities and Exchange Commission to effect the registration under the Securities Act of 1933 (the "Act") of 20,000 shares of the Company's Common Stock, no par value, with associated rights to purchase Series A Junior Participating Preferred Stock (together, the "Shares"). The Shares are to be offered and sold from time to time by the "Selling Shareholder" named in the Registration Statement. The Shares are to be acquired by the Selling Shareholder pursuant to the exercise of certain options granted under the Company's 1989 Executive Stock Plan, as amended (the "Plan").

         In this regard, we have examined such instruments, documents and records of proceedings of the Board of Directors of the Company as we have deemed necessary or advisable in connection with the opinions set forth herein.

         Based upon such examination, we are of the opinion that, upon the issuance of the Shares to the Selling Shareholder and payment therefor pursuant to the terms and conditions of the Plan, such Shares will be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as counsel to the Company in the Registration Statement.

                                      Very truly yours,

                                      /s/ Williams, Mullen, Christian & Dobbins